Neonode Inc. Appoints Kenneth E. Olson to its Board of Directors

STOCKHOLM, SWEDEN, June 9, 2008 – Neonode (NASDAQ: NEON), the Swedish mobile communication company that develops touch screen technologies and designs mobile handsets, today announced its Board of Directors has appointed, Kenneth E. Olson, age 71, to Neonode’s Board Of Directors. Mr. Olson will also serve on the Board’s Audit and Compensation Committees and by virtue of his experience and expertise, is deemed to be a "Financial Expert" by the Board for purposes of his services on the Audit Committee and Sarbanes-Oxley (SOX) compliance. He was also appointed Chairman of the Corporate Governance and Nominating Committee.

Mr. Olson is an electrical engineer and holds an MBA from Pepperdine University. In addition he has published numerous articles and has participated in numerous lectures and panel discussions regarding corporate governance.

Over his career, Mr. Olson has served on the boards of directors for twenty-seven companies, including eight that were listed on NASDAQ, and he currently serves on the board of directors of the following companies:

•
Digirad Corporation, (NASDAQ - DRAD), (solid-state radionuclide camera systems for detection of coronary artery disease; nuclear medicine imaging services); director since 4/96;, former Audit Committee chair, currently Governance Committee chair and Audit Committee member

•	Troxel Helmets (equestrian helmet design, marketing, and distribution); advisory director since 1996
•	Santrio, Inc. (Web-based systems software for sales representatives and managers); director since 2005
•	WD-40 Company (NASDAQ - WDFC), (consumer products); director since 6/00, former Chairman of Corporate Governance Committee, currently member of Corporate Governance and Audit committees
•	Express Ventures (venture capital fund); director since 2005
•	EcoLayers, Inc. (environmental software), director and chairman since 2007

Mr. Olson began his career as a project engineer with Power Instrument Corporation working with power conversion units. From 1961 through 1998, he served as the Chairman of the Board, CEO or CFO for various companies including Proxima Corporation (optical/electronic imaging systems), Megahaus Corporation (desktop publishing software), ADC (power conversion peripherals for minicomputers and mainframe computers) and its successor companies Topaz, Inc. and Square D Company.

Per Bystedt, Chairman of the Board of Directors said, “We’re eager to leverage Ken’s impressive breadth of experience and insight. The addition of Ken to our board secures a diversified composition of the Board and will better allow us to move forward in building shareholder value. Ken is a qualified financial expert and has vast experience and extensive knowledge in corporate governance and other essential issues facing a new growth oriented company such as Neonode.”

For more information:

Karin Lehmann Nilsson, Information Manager
Neonode
Tel: +46 8 678 18 50

David W. Brunton, Chief Financial Officer
Neonode
Tel: 925-355-7700

About Neonode Inc.
Neonode Inc is a world leading company specialized in optical finger based touch screen technology.  The company designs and develops mobile phones under its own brand and licenses its patented touch screen technologies, zForce™ and neno™ to third parties. Neonode’s mission is to enhance user experience related to any consumer or industrial device that can benefit from a finger based touch screen solution. Neonode Inc. is a publicly traded company (NASDAQ: NEON) with offices in Stockholm, Sweden and San Ramon, California, USA. For more information, visit www.neonode.com.

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q. Neonode and the Neonode logo are registered trademarks of Neonode Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.